EX-23
                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANT



John Spurgeon
PO Box 1171
Glendora, CA 91740

To Whom It May Concern:

The firm of John Spurgeon, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Freedom Surf, Inc. from the inception date of August 2, 1997 through December 31, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.


Professionally,

/s/ John Spurgeon
-------------------------
John Spurgeon, CPA